UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

UNITED NATURAL FOODS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21531	05-0376157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

313 Iron Horse Way, Providence, RI 02908
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (401) 528-8634

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD.

During an investor presentation at the Jefferies 2014 Global Consumer Conference in Nantucket, MA, on June 18, 2014, Mark E. Shamber, Chief Financial Officer, commented that United Natural Foods, Inc. (the "Company") has reached a verbal agreement with Safeway Inc. ("Safeway"), its largest conventional supermarket customer, to renew its current distribution agreement which was scheduled to expire in September 2014.

Mr. Shamber also commented that the Company has agreed to terms on a distribution agreement with Schnucks Markets, Inc. ("Schnucks") a new customer for the Company that is a regional conventional supermarket chain with approximately 100 stores in five states throughout the Midwestern United States.

The Company anticipates the written agreements for both the renewed relationship with Safeway and the new relationship with Schnucks will be finalized during the current fiscal quarter.

As a result of the anticipated agreements with Safeway and Schnucks, the Company expects to generate approximately $425 million in combined net sales with these two customers in fiscal 2015. This amount of expected net sales from these two customers in fiscal 2015 is not in addition to the Company's net sales to Safeway in fiscal 2014.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s business that involve substantial risks and uncertainties. In some cases these statements can be identified by forward-looking words such as “anticipate,” “estimate,” “expect" or similar words. Statements that contain these words should be read carefully because they discuss future expectations, contain projections of future results of operations or of financial positions or state other “forward-looking” information. These statements are not historical facts and involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on October 1, 2013, its quarterly reports on Form 10-Q filed with the SEC on December 11, 2013, March 12, 2014, and June 11, 2014 and other filings the Company makes with the SEC, and include, but are not limited to the occurrence of any event, change or other circumstance that could give rise to the termination of the distribution agreements with Safeway and Schnucks; the ability of the Company to enter into a written definitive distribution agreements with Safeway and Schnucks; termination of the acquisition agreement entered into by the parties in connection with the Company’s proposed acquisition of all of the stock of Tony’s Fine Foods Inc. ("Tony's"); the ability of the Company to consummate the proposed acquisition of Tony’s; the Company's ability to successfully deploy its operational initiatives to achieve synergies from the Tony’s acquisition; the Company’s ability to arrange and close on a term loan facility on terms satisfactory to the Company; the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on the sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers; increased fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; and management's allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED NATURAL FOODS, INC.

By:	/s/ Joseph J. Traficanti
Name:	Joseph J. Traficanti
Title:	Senior Vice President, General Counsel and Chief Compliance Officer

Date: June18, 2014